Filed Pursuant to Rule 424(b)(2)
                                                       Registration No. 33-60939


   PRICING SUPPLEMENT NO. 1 DATED JANUARY 19, 1996
   (To Prospectus dated July 28, 1995 and
   U.S. Prospectus Supplement dated August 4, 1995)

                                  US$584,662,000


                              McDONALD'S CORPORATION

                            Medium-Term Notes, Series E
                                (Fixed Rate Notes)
                Due from Nine Months to 60 Years from Date of Issue


        The following description of the terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the descriptions included in the Prospectus and Prospectus Supplement referred to above, to which descriptions reference is hereby made.

   Principal Amount:        $50,000,000

   Issue Price:             Varying prices related to prevailing market prices.

   Original Issue Date:     February 1, 1996

   Stated Maturity:         February 1, 2008

   Interest Rate:           6.00% per annum

   Interest Payment Dates:  The 1st day of each month, commencing March 1, 1996
                  (Applicable only if other than February 15 and
                              August 15 of each year)

   Regular Record Dates:    The 15th day of the month next preceding each
                            Interest Payment Date
                   (Applicable only if other than February 1 and
                              August 1 of each year)

   Form:               /X / Book-Entry   / / Certificated

   Specified Currency:      U.S. dollars
                (If other than U.S. dollars, see attachment hereto)

   Option to Receive Payments in Specified Currency:  / / Yes  / /  No
                  (Applicable only if Specified Currency is other
             than U.S. dollars and if Note is not in Book Entry form)

   Authorized Denominations:     US$1,000 minimum
                   (Applicable only if other than US$100,000 and
               increments of U.S. $1,000 or if Specified Currency is
                             other than U.S. dollars)

   Method of Payment of Principal:
            (Applicable only if other than immediately available funds)

   Optional Redemption:     / /  The Notes cannot be redeemed prior to Stated
                            Maturity.

                            /X/ The Notes can be redeemed prior to Stated Maturity.

        Optional Redemption Dates: February 1 and August 1 of each year, commencing February 1, 2000

      Redemption Prices:

      / /  The Redemption Price shall initially be    % of the principal amount
   of the Note to be redeemed and shall decline at each anniversary of the
   initial Optional Redemption Date by    % of the principal amount to be
   redeemed until the Redemption Price is 100% of such principal amount; provided, however, that in the case of an Original Issue Discount Note, the Redemption Price shall be the Amortized Face Amount of the principal amount to be redeemed.

      /X/ Other:    The Redemption Price shall be 100% of the principal amount of the Notes

   Sinking Fund:    /X/ The Notes are not subject to a Sinking Fund.

                    / /  The Notes are subject to a Sinking Fund.

      Sinking Fund Dates:

      Sinking Fund Amounts:

   Amortizing Note:    / / Yes    /X/  No

      Amortization Schedule:

   Optional Repayment: / / Yes    /X/ No

      Optional Repayment Dates:

      Optional Repayment Prices:

   Original Issue Discount Note: / /  Yes    /X/ No

      Total Amount of OID:

      Yield to Stated Maturity:

      Initial Accrual Period OID:

   Calculation Agent (if other than Principal Paying Agent):

   Agent's discount or commission:    1.5% of the principal amount of the Notes

   Net proceeds to Company (if sale to Agent as principal): 98.5% of the principal amount of the Notes

   Agent's Capacity:   / / Agent    /X/ Principal

   Agent:              Merrill Lynch & Co.